Exhibit 10.6.1

Cathay Bank

Bonus Deferral Agreement

This Bonus Deferral Agreement ("Agreement"), is amended and restated effective as of November 23, 2004, between Dunson Cheng, Chairman, President, & CEO of Cathay General Bancorp and Cathay Bank (the "Executive"), and Cathay General Bancorp and Cathay Bank (collectively, the "Company") constitutes the agreement between the Executive and the Company for the deferral by the Executive of payment of that portion of the Executive's incentive bonus for 2004 in excess of $225,000 ("Deferred Amount"). Except as otherwise provided for below, the Company shall pay the Deferred Amount on January 1 of the first year following the Executive's separation from service from the Company. If the Executive is a specified employee (as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the "Code") and determined pursuant to related IRS guidance and Treasury regulations now and as may be enacted in the future), the Company shall pay the Deferred Amount on the later of: (i) January 1 of the first year following the Executive's separation from service from the Company; or (ii) the first day of the seventh month following the Executive's separation from service with the Company. The Company may delay the Deferred Amount payment in accordance with Section 1.409A-2(b)(7)(i) of the Treasury regulations to the extent that it reasonably anticipates that if the payment were made as scheduled, the Company's deduction with respect to such payment would not be permitted due to the application of Code Section 162(m).

1.  In exchange for the Agreement by the Executive to defer payment of the Deferred Amount, the Company will compute interest beginning December 16, 2004, at 7.0% per annum computed based on the actual number of days during each period divided by the actual number of days for the full year. The Deferred Amount will be increased at the end of each quarter by the interest so computed for the last quarter. For December 31, 2004, the Deferred Amount will be increased by the interest so computed for the December 16 to December 31, 2004, period. Beginning on the tenth anniversary of the Agreement, the interest rate shall be adjusted to 275 basis points over the then prevailing interest rate on a ten-year U. S. Treasury note.

2.  Executive agrees to allow the Company to amend the terms of the Agreement, including further deferring the date of the payment of the Deferred Amount, and take such other actions as may be necessary, to comply Code Section 409A and related IRS guidance and Treasury regulations now and as may be enacted in the future and to comply with any corresponding California income tax law and regulations that may be in effect as of or enacted subsequent to the date of this Agreement. However, any changes to the Deferred Amount and Section 1 above require the consent of Executive.

3.  The Company shall indemnify and reimburse to the Executive an amount which after payment of applicable Federal, state, and local taxes by the Executive would be sufficient to pay any Federal and California taxes that are incurred by the Executive as a result of failure to comply with Section 409A and related regulations of the Code and any corresponding California income tax law and regulations ("Gross-Up Payment"). Except as provided in the preceding sentence, the Company is not providing any indemnification to the Executive for any normal or regular Federal or state income taxes related to the Deferred Amount. Any Gross-Up Payment shall be promptly paid by the Company to the Executive, but by no later than the end of the Executive's taxable year next following the Executive's taxable year in which the Executive remits the related taxes.

4.  Cathay General Bancorp ("Bancorp") and Cathay Bank ("Bank") shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Bancorp or Bank, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Bancorp or the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, the "Company" shall mean the Bancorp and Bank as hereinbefore defined and any successor to their respective business and/or assets as aforesaid that becomes bound by the terms and provisions of this Agreement, by operation of law or otherwise.

5.  This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees, and beneficiaries. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

6.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If any of the provisions of this Agreement are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible.

7.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

EXECUTIVE

By:	/s/ Dunson Cheng
Dunson Cheng, Chairman, President, & CEO

Date:	November 6, 2007

CATHAY GENERAL BANCORP

By:	/s/ Peter Wu
Peter Wu, Executive Vice Chairman and COO

By:	/s/ Heng Chen
Heng Chen, EVP & CFO

Date:	November 8, 2007

CATHAY BANK

By:	/s/ Peter Wu
Peter Wu, Executive Vice Chairman and COO

By:	/s/ Heng Chen
Heng Chen, EVP & CFO

Date:	November 8, 2007